Exhibit 10.1

[Nektar Therapeutics Letterhead]

March 6, 2006

VIA HAND DELIVERY

Ajay Bansal

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070-6256

Re: Transition	Agreement

Dear Ajay:

As discussed, this letter sets forth the substance of the transition agreement (the “Agreement”) that Nektar Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. You will remain employed as an at-will employee of the Company until the earliest of: (a) the date you resign from your employment; (b) the date the Company terminates your employment for any reason; or (c) June 15, 2006, which date can be extended by mutual agreement of you and the Company (the “Separation Date”).

2. Transitional Employment.

(a) Title and Duties. From the date that you sign this Agreement through the Separation Date (the “Transition Period”), you will remain employed with the Company in the position of Finance and Strategic Advisor, and you shall perform all duties and responsibilities assigned to you by the Company’s Acting Chief Executive Officer or Chief Executive Officer (“CEO”) or the Company’s Chief Financial Officer (“CFO”). You will report to the CFO. Your duties will include, but not be limited to, completing such pending projects as may be requested and providing transition briefing information regarding your work activities. During the Transition Period, you will have no authority to represent the Company to third parties or to bind the Company to any contractual obligations, whether written, oral or implied, or represent that you have such authority, unless authorized to do so in writing by the CFO. During the Transition Period, you shall continue to abide by all of the Company’s general policies and procedures in effect from time to time, and perform your job duties in good faith to the best of your abilities.

(b) Outplacement Services and Job Search Activities. During the Transition Period and through February 1, 2007, you will be permitted to utilize reasonable Senior Executive professional outplacement services provided by the Lee Hecht Harrison firm, at the Company’s expense. In addition, during the Transition Period, you will be permitted to devote a reasonable amount of time during normal business hours to your personal job search and other professional activities, provided that such activities do not unreasonably interfere with your duties to the Company. You may make reasonable use of the Company’s equipment (e.g., Company computers) in connection with such activities, subject to all Company policies and procedures governing the use of such equipment.

(c) Salary and Benefits; Equity Award Vesting. During the Transition Period: (i) you will continue to be paid your current base salary at the rate of $25,840.50 per month for your services, subject to required withholdings and deductions; (ii) your salary will be paid on the Company’s customary payroll dates; (iii) you will not be eligible to receive a bonus for your services during the Transition Period, other than under the Company’s Variable Compensation program (as provided in Section 2(d) herein); (iv) you will continue to be eligible to participate in all benefit plans the Company makes generally available to its employees, and any other benefit plans in which you are enrolled as of the date of this letter, to the extent permitted by the terms and conditions governing those plans; and (v) subject to the terms of the stock option grants and restricted stock unit grants provided to you in connection with your employment (collectively, the “Equity Awards”), and the terms of the applicable equity incentive plans, your Equity Awards will continue to vest.

(d) Variable Compensation Program. During the Transition Period, you shall be eligible to participate in the Company’s Variable Compensation program. After the Separation Date, you will not be eligible to participate in the Variable Compensation program. Any compensation provided under the Variable Compensation program will be calculated based on your current annual total target compensation rate of $413,448, prorated for any partial period of participation. To the extent that compensation is paid under the Variable Compensation program after the Separation Date, payment of such compensation may be delayed as provided under Section 3(g) (Deferred Compensation).

3. Termination of Employment.

(a) Final Pay. After the Separation Date, you will cease to be employed in any position with the Company or any of its affiliated entities (the “Affiliates”). The Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less applicable withholdings and deductions, in accordance with applicable law.

(b) Final Expense Reimbursements. No later than thirty (30) days after the Separation Date, you must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

(c) Severance Pay. Although the Company is not otherwise obligated to do so, provided that (i) you sign this Agreement, return it to the Company, and allow it to become effective; (ii) you abide by the terms set forth herein; and (iii) on or promptly after the Separation Date, you sign the Separation Date Release attached hereto as Exhibit A, return it to the Company and allow it to become effective, the Company will provide you with severance pay in the total amount of $413,448 (the “Severance”). The Severance will be paid on the following schedule: (i) you will receive an initial payment of $50,000 within ten (10) business days after the Effective Date of the Separation Date Release (as defined therein); and (ii) you will be paid monthly Severance payments at the rate of $30,287.33 on the Company’s payroll schedule, beginning with the first payday immediately following the initial severance payment, for twelve (12) months thereafter. All Severance payments will be subject to applicable withholdings and deductions.

(d) Accelerated Vesting of Equity Awards; Post-Termination Exercise. Pursuant to the terms of the Equity Awards and the applicable equity incentive plans, your Equity Awards will cease to vest as of the Separation Date except as provided by the following sentence. Although the Company is not otherwise obligated to do so, provided that (i) you sign this Agreement, return it to the Company, and allow it to become effective; (ii) you abide by the terms set forth herein; and (iii) on or promptly after the Separation Date, you sign the Separation Date Release, return it to the Company and allow it to become effective, the Company will accelerate vesting of the Equity Awards in the additional number of shares that would have vested if your employment had continued for fourteen (14) months after the Separation Date, effective as of the Separation Date, and will amend the terms of your Equity Awards to permit you to exercise any vested shares subject to the Equity Awards on or before December 31, 2006 (or, if earlier, the expiration of the term of any Equity Award) (the “Equity Acceleration”). Except as expressly modified in the preceding sentence, your Equity Awards will continue to be governed in full by the terms of the operative agreements and applicable equity incentive plans.

(e) Benefits Payments. Your group health insurance coverage will terminate on the Separation Date, or earlier if you fail to meet the eligibility requirements of the Company’s group health insurance plan. To the extent provided by the federal COBRA law or applicable state insurance laws, and by the Company’s current group health insurance policies, you then will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable state and/or federal insurance laws and the terms of the applicable health insurance plans after you no longer meet the eligibility requirements of the Company’s group health insurance plan. In addition, you will be able to continue your Company supplemental life insurance and individual disability insurance coverage, or convert to an individual policyholder, at your own expense, subject to the terms of the applicable plans and policies. If you enter into this Agreement and abide by the terms set forth herein, and you timely elect continued health, life and disability insurance coverage (or convert to an individual policyholder, as applicable), the Company agrees, through the earlier of twelve (12) months after the Separation Date, or the date you become eligible for insurance coverage with another employer (the “Insurance Payment Termination Date”), to pay your health insurance premiums, your life insurance premiums, and your individual disability insurance premiums, sufficient to continue each such insurance coverage at the Company’s group insurance rates and at the same level in effect as of the date of coverage loss (including dependent coverage, if any) (the “Benefits Payments”) to the extent such coverage is available. You agree to notify the Company in writing immediately upon commencing other employment that provides health insurance, life insurance, or disability insurance benefits. In the event that your health insurance coverage through the Company’s group health plan, or your Company supplemental life insurance coverage, or your Company disability insurance coverage, terminates prior to the Insurance Payment Termination Date and you obtain individual coverage for health insurance, life insurance, or disability insurance, the Company will reimburse you, through the Insurance Payment Termination Date, for your individual premiums on such insurance in the same monthly amount as the Company was previously paying pursuant to this Section 3(e), provided that you shall not be eligible for any such reimbursement before the date that is six (6) months after the Separation Date.

(f) Forfeiture of Severance and Benefits Payments for Specified Breaches. You agree that during the Transition Period and for twelve (12) months after the Separation Date (the “Forfeiture Period”), you will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is competitive in any manner with the business conducted by the Company, nor engage in any other activities that conflict with your obligations to the Company. For the purposes of this Agreement, you and the Company agree that drug delivery technology business in the fields of insulin, pulmonary, and pegylation delivery will be considered competitive with the business of the Company as will any delivery-based product using drug molecules in pre-clinical or clinical testing. In the event that the Company exits the pulmonary or pegylation licensing business through selling its line of business in such field, spinning-off an entity in which the Company retains less than 20% control, or discontinuing licensing efforts in such field such that the Company does not have a significant financial interest in future licensing or partner deals, then your participation in a business or activity in the field exited by the Company shall not constitute competitive activity for the purposes of this paragraph unless it is competitive in some other respect described in this paragraph. If a Change in Control (defined below) occurs during the Forfeiture Period, the scope of competitive activity from which you will be prohibited hereunder will be determined by the scope of the actual and planned business activities of the Company prior to the Change in Control. Before commencing any participation in any business or activity during the Forfeiture Period, you shall submit advance written notice to the Acting CEO or CEO, as applicable, describing the nature of the proposed business or activity and the general scope of the business of the entity or individual for which you are proposing to perform the work activity or in whose business you are proposing to participate in some manner, and the Company shall provide a written response within seven (7) business days indicating whether it consents to the proposed business activity. Failure to respond within this seven (7) business day period shall constitute consent by the Company to the proposed business activity. In the event that the Company initially consents to the proposed business or activity and subsequently the Company becomes competitive with such business or activity by virtue of commencing a new line of research and development, the Company shall not withdraw its consent unless and until such new research and development has reached the stage of clinical trials, after notice of which you shall be subject to the forfeiture provisions provided below if you persist in such business or activity. If the Company does not consent to the proposed business activity or withdraws its consent pursuant to the provisions of the previous sentence, the parties agree that upon your request they will proceed to an expedited arbitration under the provisions of Section 16 (Dispute Resolution) to decide the question of whether the proposed business activity violates the terms of this Section 3(f). The arbitration will be conducted within ten (10) business days of the demand for arbitration, and the arbitrator shall be required to issue a short form decision within two (2) business days of the close of the hearing. You will not engage in the proposed business activity until the issue is resolved. The Company agrees that it will not invoke the below forfeiture provisions for a violation of this Section 3(f) unless you engage in the proposed business activity without the Company’s consent or engage in the business activity notwithstanding an adverse ruling by the arbitrator. Notwithstanding the above restrictions in this Section 3(f), you shall not be prohibited from being a passive shareholder of up to 1% of the public stock of a competitive entity. You acknowledge and agree that your obligations under this Section 4(f), Section 7 (Nondisparagement), Section 8 (Nonsolicitation), and Section 5 (Proprietary Information Obligations) herein are an essential part of the consideration you are providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the Severance and Benefits Payments. You further acknowledge and agree that your violation of this Section 4(f) inevitably would involve use or disclosure of the Company’s proprietary and confidential information. Accordingly, you agree that you will forfeit any right or entitlement to receive any unpaid Severance, or any unpaid Benefits Payments, and the Company’s obligations to provide any additional Severance or additional Benefits Payments will cease in full if you breach any provision of this Section 4(f) or Section 7 (Nondisparagement), Section 8 (Nonsolicitation), or Section 5 (Proprietary Information Obligations) hereof, effective as of the date of your breach.

(g) Deferred Compensation. In the event that the Company determines that any payments hereunder (including but not limited to payments pursuant to Sections 2(d) (Variable Compensation Program) or 3(c) (Severance Pay)), or continued insurance coverage or Benefits Payments provided under Section 3(e) (Benefits Payments), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

(h) Return of Company Property. On the Separation Date (or earlier as requested by the Company), you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control. The documents and property to be returned by you include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of its Affiliates (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) business days after the Separation Date, you shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproduction thereof; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your eligibility to receive Severance, Benefits Payments and the Equity Acceleration is conditioned upon your compliance with the provisions set forth in this paragraph.

(i) Definition of Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to occur if:

(i) there is consummated a sale or other disposition of all or substantially all of the assets of the Company, as determined on a consolidated basis (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company immediately after such sale or other disposition); or

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company, and, immediately after the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction do not directly or indirectly own, immediately after the consummation of such transaction, outstanding voting securities representing at least fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or at least fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction; or

(iii) any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities, other than by virtue of a merger, consolidation or similar transaction.

4. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or a vested Equity Award.

5. Proprietary Information Obligations. You hereby acknowledge your continuing obligations (the “Proprietary Information Obligations”) as provided in paragraphs 3, 4, and 5 of your Employee Agreement (attached hereto as Exhibit B) with the Company with respect to protection of proprietary information, assignment of intellectual property, and return of Company property, effective as of the date you were first employed by the Company.

6. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and consequently shall be publicly available.

7. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its executive officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation. Notwithstanding anything else in this paragraph, both the Company and you may respond accurately and fully to any inquiry or request for information to the extent required by legal process.

8. Nonsolicitation. During the Transition Period, and for one (1) year after the Separation Date, except with the Company’s advance written consent, you will not directly or indirectly hire or recruit, solicit, entice, induce, or encourage any employee, independent contractor, or consultant of the Company to terminate a relationship with the Company in order to become an employee, independent contractor, or consultant for any other person or entity.

9. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

10. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, Affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

11. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, to provide accurate and complete information to the Company and making yourself available for truthful and accurate interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.

12. Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

13. Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including, but not limited to, claims based on or arising from the Nektar Therapeutics Severance Benefit Plan; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the articles and bylaws of the Company, any valid fully executed indemnification agreement with the Company, and applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

14. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Board; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).

15. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

16. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

17. Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days of your receipt of this letter and return the original to me. If I do not receive the fully executed Agreement from you by such date, the Company’s offer contained herein will expire.

We very much look forward to continuing to work with you.

Sincerely,

NEKTAR THERAPEUTICS

By:	/s/ Ajit Gill
Ajit Gill
Chief Executive Officer

Exhibit A – Separation Date Release

Exhibit B – Employee Agreement

UNDERSTOOD AND AGREED:

/s/ Ajay Bansal	March 6, 2006
Ajay Bansal	Date

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date.)

In exchange for the Severance, the Benefits Payments, the Equity Acceleration, and other consideration provided to me by Nektar Therapeutics (the “Company”), and as required by the Agreement between the Company and me dated March 6, 2006 (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”).

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims arising under or based on the Nektar Therapeutics Severance Benefit Plan); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the articles and bylaws of the Company, any valid fully executed indemnification agreement with the Company, and applicable law. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

By:
Ajay Bansal

Date:

EXHIBIT B

EMPLOYEE AGREEMENT

Nektar Therapeutics

EMPLOYEE AGREEMENT

In consideration of my employment or continued employment by Nektar Therapeutics, Inc (the “Company”), I agree as of the date I was first employed by Company as follows:

1.	This Agreement supersedes any and all previous oral or written communications, discussions and agreements between Company and me with respect to the subject of this Agreement.

2.	I shall devote my full time and best efforts during my employment with Company to the business of Company and shall not, without the prior approval of (a) an executive officer of the Company if I am not an executive officer of the Company, or (b) the Board of Directors of the Company if I am an executive officer of the Company, (i) engage in any other professional employment by the Company, directly or indirectly participate in or assist any business which is a current or potential supplier or customer of Company.

3.	During my employment by Company and for a period of one year thereafter I shall notify Company of any and all ideas, (including but not limited to computer programs, software and documentation), formulae, devices, improvements, methods, processes or discoveries related to Company’s business and/or its actual or demonstrably anticipated research and development (“Inventions”) which I develop, and those Inventions developed during my employment by Company shall be the sole property of Company and I hereby assign my entire right, title and interest in any and all such Inventions to Company, if:

a.	I used equipment, supplies facilities and/or confidential and/or proprietary and/or trade secret information of Company in developing or creating said Inventions; and/or

b.	The Inventions result, in whole or in part, from any work performed by me for Company; and/or

c.	The Inventions relate at the time of conception or reduction to practice of the Inventions to Company’s business, and/or its actual demonstrably anticipated research and development.

I shall make and maintain adequate and current written records of all Inventions, which records shall be and remain the property of Company.

Nektar Therapeutics – Confidential	2002

4.	I shall not, at any time during or following my employment by Company, disclose, other than to Company’s authorized personnel, or otherwise use for non-Company purposes, any confidential or proprietary information, whether business or technical, or know-how of any nature whatsoever (whether or not a trade secret) relating to any activity of Company, or any invention, which is owned or licensed by Company of which has been otherwise disclosed to Company.

5.	I shall keep on Company’s premises (except when required elsewhere in connection with the conduct of Company’s business) and shall deliver to Company upon termination of my employment all writings related to the business of Company, and all documents, equipment, materials and other personal property belonging to Company. I further agree not to make or retain any copy, duplication, facsimile, reproduction or replication of any of the foregoing except as necessary to perform my duties as an employee of the Company.

6.	I agree to abide by, and comply with, all of the rules, regulations and polices of Company. I will not, in connection with my employment by Company, use or disclose to Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled.

7.	Except for those obligations specifically set forth in another writing signed by me and an officer of Company (a copy of which is presented to Company with this Agreement), I shall be under no obligation to others which restricts my right to perform the undertakings set forth in this Agreement or which creates a conflict with my other duties and responsibilities as an employee of Company. The purpose of this paragraph 7 is solely for me to advise Company of any alleged obligations to others that may exist and no manner should be construed as Company’s acceptance of such obligations (even if an officer of Company should sign this Agreement).

8.	I agree that unless specifically provided in another writing signed by me and (a) an executive officer of Company if I am not an executive officer of the Company, or (b) another executive officer of the Company if I am an executive officer of the company, my employment by Company is not for a definite period of time. Rather, my employment relationship with Company is one of employment at will and my continued employment is not obligatory by either myself or Company.

9.	This Agreement shall be construed and governed by the laws of the State of California applicable to contracts entered into and wholly to be performed by California residents.

10.	The waiver of any breach of this Agreement shall not constitute a waiver of subsequent similar of dissimilar breaches of this Agreement, or a waiver of any of the obligations contained herein.

11.	This Agreement shall be binding upon the pass to the benefit of the successors and assigns of Company.

Nektar Therapeutics – Confidential	2002

12.	I recognize the right of Company to notify any third party of the existence of this Agreement and/or its provisions and/or my agreeing to it.

13.	Should a provision or part of a provision of this Agreement be found as a matter or law to be invalid, such finding shall not have the effect of invalidating the remainder of this Agreement and the provision or part thereof as to which such finding of invalidity is made shall be interpreted so as to be ineffective only to the extent of such invalidity without invalidation the remainder of such provision or part thereof or any of the other provisions of this Agreement.

EMPLOYEE:		NEKTAR THERAPEUTICS, INC.:

Signed:		By:
Name:	AJAY BANSAL	Title:	VP, Human Resources
Dated:	2/2/03	Dated:	2/28/03

Nektar Therapeutics – Confidential	2002

ACKNOWLEDGEMENT OF NOTIFICATION

REGARDING LIMITS ON ASSIGNMENT OF INVENTIONS

I acknowledge that by singing the Employee Agreement to which this Acknowledgment of Notification is attached and specifically, that under the terms of Paragraph 3 of the Agreement, I have agreed that inventions, discoveries and improvements developed by me during my employment with Company shall be the sole property of Company and are thereby assigned to Company.

I further acknowledge that Company has notified me that under California Labor Code Section 2870 the above-referenced Paragraph 3 of the Employee Agreement does not apply to inventions, discoveries or improvements developed by me during my employment with company:

a.	For which no equipment, supplies, facilities, and/or trade secret, and/or confidential and/or proprietary information of Company was used by me; AND

b.	Which do not result from any work performed by me for Company, AND

c.	Which do not relate directly to the business of Company, at the time of conception or reduction to practice of the invention, discovery or improvement and/or its actual or demonstrably anticipated research and development.

Acknowledgment:

I hereby certify that I have read and understood the above Acknowledgment of Notification regarding those inventions, discoveries and improvements which I may develop during my employment with Company which do/will not become the property of Company and for which I have made no assignment to Company under Acknowledgment of Notification is attached.

EMPLOYEE:
AJAY BANSAL
(Printed or Typewritten)

DATED:	2/2/03

Nektar Therapeutics – Confidential	2002